EXHIBIT 99.1
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock, $0.01 par value per share, of Silvercrest Asset Management Group Inc. dated as of the date hereof is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  September 30, 2026

EQUINOX PARTNERS INVESTMENT MANAGEMENT LLC

/s/ Sean M. Fieler
Name:	Sean M. Fieler
Title:	Manager

EQUINOX PARTNERS, L.P.

/s/ Sean M. Fieler
Name:	Sean M. Fieler
Title:	Manager of Equinox Partners Investment Management LLC, the Investment Manager of Equinox Partners, L.P.

/s/ Sean M. Fieler
SEAN M. FIELER